I, Samuel S. Stewart, President and I, Venice F. Edwards, Vice President/Treasurer of Wasatch Funds, Inc. (the “Registrant”), each certify that:

1.	The N-CSR of the Registrant (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

By:	/s/ Samuel S. Stewart, Jr.
Samuel S. Stewart, Jr. President (principal executive officer) of Wasatch Funds, Inc.

Date: May 30, 2006

By:	/s/ Venice F. Edwards
Venice F. Edwards Vice President/Treasurer (principal financial and accounting officer) of Wasatch Funds, Inc.

Date: May 30, 2006